Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Amendment No. 3 to Form S-3 File No. 333-140969, which will be filed by Ampal-American Israel Corporation in June 2007, of our report dated February 6, 2007 relating to the financial statements of BAY HEART Ltd’s 2006 Annual Report to Shareholders, which is appears in Ampal-American Israel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the references to us under the headings “Experts” in such Registration Statement

/s/ Brightman Almagor & Co.
Certified Public Accountants
Member firm of Deloitte Touche Tohmatsu

Haifa, Israel
3 June, 2007